Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

•                  Total Revenues of $330.0 million

•                  Loss per Share of $0.53 per Basic Share or $0.53 per Diluted Share

•                  Non-GAAP Earnings of $4.40 per Basic Share or $3.91 per Diluted Share

Silver Spring, MD, October 28, 2014: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2014.

“We are pleased with our overall core operating results for the third quarter,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “We are also happy with the progress of the Orenitram launch, and look forward to building on the momentum we have established.”

Total revenues for the quarter ended September 30, 2014 were $330.0 million, up from $302.2 million for the quarter ended September 30, 2013.  Net loss for the quarter ended September 30, 2014 was $25.2 million or $0.53 per basic share, compared to net income of $62.7 million or $1.25 per basic share for the same quarter in 2013. Gross margin from sales was $287.5 million for the quarter ended September 30, 2014, compared to $269.3 million for the same quarter last year. Non-GAAP earnings(1) for the quarter ended September 30, 2014 were $207.9 million, compared to $149.3 million for the same quarter in 2013.

(1)  See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended September 30, 2014

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2014	2013	Change
Cardiopulmonary products:
Remodulin	$142,877	$132,322	8.0%
Tyvaso	119,685	120,306	(0.5)%
Adcirca	51,247	47,378	8.2%
Orenitram	14,460	—	100.0%
Other	1,681	2,219	(24.2)%
Total net revenues	$329,950	$302,225	9.2%

Revenues for the quarter ended September 30, 2014 increased by $27.7 million, compared to the same quarter in 2013. The growth in product revenues reflects the continued increase in the number of patients being treated with our products and the launch of Orenitram (treprostinil) Extended-Release Tablets.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2014	2013	Change
Project and non-project component:
Cardiopulmonary	$28,423	$28,777	(1.2)%
Share-based compensation expense	82,513	30,551	170.1%
Other	7,940	13,421	(40.8)%
Total research and development expense	$118,876	$72,749	63.4%

Share-based compensation. The increase in share-based compensation of $52.0 million for the quarter ended September 30, 2014, compared to the same quarter in 2013, resulted principally from the increase in the price of our common stock.

Other.   The decrease in other research and development expenses of $5.5 million for the quarter ended September 30, 2014, compared to the same quarter in 2013, was primarily attributed to the decrease in expenditures for development of our monoclonal antibody, ch14.18, for high-risk neuroblastoma.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended September 30,
	2014	2013	Percentage Change
Category:
General and administrative	$53,781	$33,253	61.7%
Sales and marketing	19,719	18,101	8.9%
Share-based compensation expense	129,007	42,757	201.7%
Total selling, general and administrative expense	$202,507	$94,111	115.2%

General and administrative. The increase in general and administrative expense of $20.5 million for the quarter ended September 30, 2014, compared to the same quarter in 2013, was driven by increases in professional and consulting fees, salaries and related expenses and grants to non-affiliated, not-for-profit organizations.

Share-based compensation. The increase in share-based compensation of $86.3 million for the quarter ended September 30, 2014, compared to the same quarter in 2013, resulted primarily from the increase in the price of our common stock.

Income Taxes

The provision for income taxes was a $10.6 million benefit as a result of the net loss for the quarter ended September 30, 2014, compared to a $38.5 million expense for the same quarter in 2013. Our estimated annual effective tax rates were 36 percent and 34 percent as of September 30, 2014 and September 30, 2013, respectively.  Our 2014 estimated annual effective tax rate increased as of September 30, 2014, primarily due to a reduction in the amount of business tax credits we expect to generate during 2014 compared to our estimate at September 30, 2013.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for the following charges, as applicable: (1) interest; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended September 30,
	2014	2013
Net (loss) income, as reported	$(25,237)	$62,685
Adjust for the following charges:
Interest expense	4,709	4,540
License fees	—	—
Depreciation and amortization	8,107	7,661
Impairment charges	—	—
Share-based compensation expense	220,326	74,385
Non-GAAP earnings	$207,905	$149,271

Non-GAAP earnings per share:
Basic	$4.40	$2.98
Diluted	$3.91	$2.78

Weighted average number of common shares outstanding:
Basic	47,297	50,014
Diluted	53,208	53,688

Conference Call

We will host a half-hour teleconference on Tuesday, October 28, 2014, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 11694570.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, among others, our expectations about continued increases in the number of patients using our therapies and our expectations regarding Orenitram’s potential. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Orenitram, Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$328,269	$300,006	$934,152	$820,647
Other	1,681	2,219	8,004	7,320
Total revenues	329,950	302,225	942,156	827,967
Operating expenses:
Research and development	118,876	72,749	171,067	177,796
Selling, general and administrative	202,507	94,111	300,753	236,832
Cost of product sales	40,803	30,716	110,113	92,349
Total operating expenses	362,186	197,576	581,933	506,977
Operating (loss) income	(32,236)	104,649	360,223	320,990
Other (expense) income:
Interest expense	(4,709)	(4,540)	(14,065)	(13,496)
Other, net	1,112	1,070	4,258	3,039
Total other (expense) income, net	(3,597)	(3,470)	(9,807)	(10,457)
(Loss) income before income taxes	(35,833)	101,179	350,416	310,533
Income tax benefit (expense)	10,596	(38,494)	(126,277)	(105,659)
Net (loss) income	$(25,237)	$62,685	$224,139	$204,874
Net (loss) income per common share:
Basic	$(0.53)	$1.25	$4.63	$4.10
Diluted	$(0.53)	$1.17	$4.12	$3.90
Weighted average number of common shares outstanding:
Basic	47,297	50,014	48,427	50,007
Diluted	47,297	53,688	54,360	52,570

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2014

(Unaudited, in billions)

Cash, cash equivalents and marketable securities (excluding restricted amounts)	$0.97
Total assets	2.07
Total liabilities and temporary equity	0.89
Total stockholders’ equity	1.18